Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
SECOND QUARTER 2015 RESULTS
Rent-A-Center, Inc. Grows Consolidated Same Store Sales by 7.5 Percent and Achieves 1.4% Positive Same Store Sales in the Core U.S. Segment
______________________________________________

Plano, Texas, July 27, 2015 - Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII) today announced results for the quarter ended June 30, 2015.

Highlights on the quarter include the following:

•	On a GAAP basis, earnings per diluted share increased to $0.43 in the second quarter compared to $0.33 for the second quarter of the prior year, up 10 cents or 30.3 percent

•	Earnings per diluted share, excluding special items, increased to $0.50 compared to $0.38 for the second quarter of the prior year, up 12 cents or 31.6 percent (see non-GAAP reconciliation below)

•	Consolidated total revenues increased 6.1 percent to $815.3 million and same store sales increased 7.5 percent over the prior year

•
Core U.S. same store sales increased by 1.4 percent, representing an improvement of 610 basis points compared to prior year. Since the first quarter of 2014, the two-year same store sales comp has improved by 1,150 basis points. The improvement is primarily due to the new smartphone product category and higher merchandise sales.

•
Acceptance Now same store sales increased 31.6 percent, representing an improvement of 650 basis points compared to prior year, driven by the continued maturation of the business and the introduction of 90 day option pricing. During the quarter, 48 Acceptance Now staffed locations and 10 direct locations were opened, 20 staffed locations were closed, and one staffed location was converted to a direct location.

•
The Company’s operating profit as a percent of total revenues, excluding special items, increased 90 basis points as compared to prior year, from 5.8 percent to 6.7 percent (see non-GAAP reconciliation below)

•
For the six months ended June 30, the Company generated $189.2 million of cash from operations, capital expenditures totaled $42.9 million, and the Company ended the second quarter with $70.5 million of cash and cash equivalents

•	The Company declared a dividend of 24 cents per share in the second quarter of 2015, which was paid July 23, 2015

Progress on initiatives:

•
Sourcing & Distribution - all five distribution centers are fully operational and we expect to see $25 to 35 million of annual run-rate product cost savings by the end of 2015. The income statement benefit of these savings is expected to be fully realized by the end of 2016.

•	Flexible Labor - our new model has now been introduced in approximately 800 Core U.S. locations, and remains on track to generate $20 to 25 million of annual run rate savings by mid-2016

•
Smartphones - smartphones were approximately 9.0 percent of Core U.S. total store revenues, losses were down sequentially, and contribution margin of the category is approximately 40 percent and improving

•	Pricing - we continue to transition from our historical, cost-based pricing model to a data-driven, market-responsive model in the Core U.S. segment

•	New point-of-sale system - the pilot has been expanded to approximately 150 stores

•
Acceptance Now - our online approval engine was deployed to 7 key retail partner websites, and we have implemented the cascade/approval waterfall or retail partner point-of-sale integration to over 200 existing locations. Since we took advantage of the opportunity to grow these channels in the first half of the year, we now plan to rollout approximately 500 Acceptance Now direct locations by year end.

"We continue to see progress toward transforming our Core business and profitably growing Acceptance Now," said Robert D. Davis, the Chief Executive Officer of Rent-A-Center, Inc. "Our Core U.S. business had a second consecutive quarter of positive same store sales, and lower costs helped us achieve improved profitability. Our Flexible Labor and Sourcing and Distribution initiatives have only just started to roll out which we believe will drive significant benefits in the back half of the year. The annualized run rate savings of these two initiatives alone is expected to be $45 to 60 million," Mr. Davis continued.
"Acceptance Now continues to deliver solid revenue growth at industry-leading margins. We provide the highest approval rates and invoice volume per location in the industry and drive meaningful growth for our retail partners. Through technology, we are expanding sales channels to include the Acceptance Now value proposition on retail partner websites, and improving the in-store customer experience through seamless capture of customer information," Mr. Davis concluded.

SAME STORE SALES
(Unaudited)

Table 1	2015				2014
Period	Core U.S.	Acceptance Now	Mexico	Total	Core U.S.	Acceptance Now	Mexico	Total
Three months ended June 30,	1.4%	31.6%	12.0%	7.5%	(4.7)%	25.1%	17.0%	0.6%

Note: Same store sales are reported on a constant currency basis beginning in 2015.

Quarterly Operating Performance
Explanations of performance are excluding special items and compared to the prior year unless otherwise noted.

CORE U.S. second quarter revenues of $593.5 million decreased 0.1 percent year over year due to same store sales growth offset by the 150 store consolidation completed in May of 2014. Gross profit as a percent of total revenue was negatively impacted by lower gross profit margin on merchandise sales and a higher mix of merchandise sales primarily due to smartphones. Labor, as a percent of store revenue, was positively impacted by labor hour reductions that occurred in the third quarter of 2014, the lower store count year over year, and lower health care costs. Other store expenses, as a percent of store revenue, were positively impacted by a lower store count, higher marketing co-op contribution, and lower gas prices, partially offset by higher losses and higher product service cost from smartphones, which were both lower sequentially. Core U.S. operating profit, as a percent of total revenue, increased 80 basis points.

ACCEPTANCE NOW second quarter revenues of $200.5 million increased 32.6 percent year over year driven by same store sales growth, the introduction of 90 day option pricing, and an increased number of locations. Gross profit as a percent of total revenue was negatively impacted by lower gross profit margin on merchandise sales and a higher mix of merchandise sales primarily due to increased usage of the 90 day option pricing. Labor, as a percent of store revenue, was positively impacted by improved leverage in the business. Other store expenses, as a percent of store revenue, were also positively impacted by improved leverage in the business and lower skip/stolen losses. Acceptance Now operating profit margin decreased 220 basis points, and operating profit increased $4.4 million.

MEXICO second quarter revenues increased 8.9 percent on a constant currency basis and operating losses improved by $2.1 million.

FRANCHISING second quarter gross profit increased 8.6 percent and operating profit increased by $0.6 million.

Other
General and administrative expenses increased by $1.6 million partially due to the increased technology cost associated with implementing our strategic initiatives and higher incentive cost.

Interest expense was $12.1 million, an increase of $0.3 million year over year, driven by increased debt and a higher rate on our senior credit facility.

Non-GAAP Reconciliation
To supplement the Company's financial results presented on a GAAP basis, Rent-A-Center uses the non-GAAP measures ("special items”) indicated in Tables 2 and 3 below, which exclude charges in 2015 related to the closure of 26 stores in Mexico, the loss on the sale of six Core U.S. stores, start-up expenses related to our sourcing and distribution initiative and discreet adjustments to tax reserves, and restructuring charges in 2014 for the consolidation of 150 stores. Gains or charges related to store closures, sales of stores and discreet adjustments to tax reserves will generally recur with the occurrence of these events in the future. The presentation of these financial measures is not in accordance with, or an alternative for, accounting principles generally accepted in the United States and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Rent-A-Center management believes that excluding special items from the GAAP financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results.
Reconciliation of net income to net income excluding special items (in thousands, except per share data):

Table 2	Three Months Ended June 30, 2015		Three Months Ended June 30, 2014
	Amount	Per Share	Amount	Per Share
Net income	$23,147	$0.43	$17,681	$0.33
Special items:
Other charges, net of taxes	3,166	0.06	2,689	0.05
Discreet income tax charges	289	0.01	—	—
Net income excluding special items	$26,602	$0.50	$20,370	$0.38

Guidance Policy
Rent-A-Center, Inc. provides annual guidance as it relates to same store sales, earnings per diluted share, and other key line items and will only provide updates if there is a material change versus the original guidance or to provide clarification. Management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

2015 Guidance
Consistent with our original 2015 guidance, we expect EPS in Q3 to be down more than 10 percent year over year, and Q4 to be up more than 20 percent. This equates to Q3 EPS in the range of $0.40 to $0.46, and Q4 EPS of $0.63 to $0.72. These projections now equate to full year 2015 guidance of $2.05 to $2.20.

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the second quarter results, guidance and other operational matters on Tuesday morning, July 28, 2015, at 8:30 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.

About Rent-A-Center, Inc.
A rent-to-own industry leader, Plano, TX-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,945 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,470 Acceptance Now locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 185 rent-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.

Forward Looking Statement
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial performance of the Core U.S. and Mexico segments; failure to manage the Company's labor and benefit rates, advertising and marketing expenses, operating leases, charge-offs due to customer stolen merchandise, other store expenses or indirect spending; the Company’s ability to develop and successfully execute the competencies and capabilities which are the focus of the Company’s multi-year program designed to transform and modernize the Company’s operations, including the flexible labor and sourcing and distribution initiatives; costs associated with the Company's multi-year program designed to transform and modernize the Company’s operations; the Company's ability to successfully implement its new store information management system; the Company’s ability to successfully market smartphones and related services to its customers; the Company's ability to develop and successfully implement virtual or e-commerce capabilities; the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation plan; the Company's ability to execute the effectiveness of a store consolidation; rapid inflation or deflation in prices of the Company's products; the Company's available cash flow; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to enhance the performance of acquired stores; the Company's ability to retain the revenue associated with acquired customer accounts; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2014, and its quarterly report on Form 10-Q for the quarter ended March 31, 2015. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:
Maureen Short
Senior Vice President - Finance, Investor Relations and Treasury
(972) 801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS - UNAUDITED

Table 3	Three Months Ended June 30,
	2015		2015	2014		2014
				Revised		Revised
(In thousands, except per share data)	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
	Earnings)		Earnings)	Earnings)		Earnings)
Total Revenues	$815,343		$815,343	$768,426		$768,426
Operating Profit	54,814	(1)	49,701	44,767	(2)	40,390
Net Earnings	26,602	(1)	23,147	20,370	(2)	17,681
Diluted Earnings per Common Share	$0.50	(1)	$0.43	$0.38	(2)	$0.33
Adjusted EBITDA	$75,211		$75,211	$65,395		$65,395

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$42,853	(1)	$37,740	$33,216	(2)	$28,839
Add back:
Other charges	—		5,113	—		4,377
Interest expense, net	11,961		11,961	11,551		11,551
Depreciation, amortization and write-down of intangibles	20,397		20,397	20,628		20,628
Adjusted EBITDA	$75,211		$75,211	$65,395		$65,395
(1) Excludes the effects of a $2.8 million pre-tax charge related to the closure of 26 stores in Mexico, a $1.7 million pre-tax charge for start-up expenses related to our sourcing and distribution initiative and a $0.6 million pre-tax charge for the loss on the sale of six Core U.S. stores. These charges reduced net earnings and net earnings per diluted share for the three months ended June 30, 2015, by approximately $3.2 million and $0.06, respectively. Net earnings also excludes the effect of $0.3 million of discreet income tax adjustments to reserves that reduced earnings per diluted share by $0.01.
(2) Excludes the effects of a $4.4 million pre-tax restructuring charge related to the consolidation of 150 stores. This charge reduced net earnings and net earnings per diluted share for the three months ended June 30, 2014, by approximately $2.7 million and $0.05, respectively.
SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 4	June 30,
	2015	2014
(In thousands)		Revised
Cash and Cash Equivalents	$70,511	$68,068
Receivables, net	63,894	60,020
Prepaid Expenses and Other Assets	74,923	83,799
Rental Merchandise, net
On Rent	906,175	855,087
Held for Rent	272,326	236,372
Total Assets	$3,111,282	$3,015,259

Senior Debt	$406,193	$393,238
Senior Notes	550,000	550,000
Total Liabilities	1,692,575	1,653,742
Stockholders' Equity	$1,418,707	$1,361,517
Note: During the fourth quarter of 2014, the Company identified immaterial errors that affected receivables, prepaid expenses and other assets, rental merchandise and other balance sheet line items. The correction of these errors resulted in an increase in receivables of $0.5 million, an increase in prepaid expenses and other assets of $8.7 million, a decrease in on rent merchandise of $0.7 million, a decrease in held for rent merchandise of $11.0 million and a decrease in total assets of $2.5 million at June 30, 2014. The above corrections resulted in a decrease in total revenue of $4.8 million, an increase in gross profit of $0.5 million and an increase in net income of $0.1 million for the three months ended June 30, 2014.

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 5	Three Months Ended June 30,
	2015		2014
(In thousands, except per share data)			Revised
Revenues
Store
Rentals and fees	$704,125		$681,749
Merchandise sales	83,286		59,610
Installment sales	18,161		17,771
Other	4,725		3,734
Total store revenues	810,297		762,864
Franchise
Merchandise sales	3,179		3,840
Royalty income and fees	1,867		1,722
Total revenues	815,343		768,426
Cost of revenues
Store
Cost of rentals and fees	185,406		174,600
Cost of merchandise sold	82,363		47,113
Cost of installment sales	6,114		6,075
Total cost of store revenues	273,883		227,788
Franchise cost of merchandise sold	2,931		3,614
Total cost of revenues	276,814		231,402
Gross profit	538,529		537,024
Operating expenses
Store expenses
Labor	212,534		222,269
Other store expenses	205,602		205,768
General and administrative expenses	45,182		43,592
Depreciation, amortization and write-down of intangibles	20,397		20,628
Other charges	5,113	(3)	4,377	(5)
Total operating expenses	488,828		496,634
Operating profit	49,701		40,390
Interest expense	12,143		11,796
Interest income	(182)		(245)
Earnings before income taxes	37,740		28,839
Income tax expense	14,593	(4)	11,158
NET EARNINGS	$23,147		$17,681
Basic weighted average shares	53,039		52,824
Basic earnings per common share	$0.44		$0.33
Diluted weighted average shares	53,361		53,074
Diluted earnings per common share	$0.43		$0.33

(3) Includes a $2.8 million charge related to the closure of 26 stores in Mexico, a $1.7 million charge for start-up expenses related to our sourcing and distribution initiative and a $0.6 million charge for the loss on the sale of six Core U.S. stores.
(4) Includes $0.3 million of discreet adjustments to income tax reserves.
(5) Includes a $4.4 million restructuring charge related to the consolidation of 150 stores.

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

During the fourth quarter of 2014, management reevaluated its operating segments and segment reporting, and determined that the chief operating decision makers relied more heavily on operating profit before corporate allocations when evaluating segment performance than operating profit after corporate allocations. In the following tables, segment operating profit is presented before corporate allocations. Corporate costs, which are primarily costs incurred at our U.S. corporate headquarters, are reported separately to reconcile to operating profit reported in the consolidated statements of operations. The costs incurred at our Mexico field support center are reported in the Mexico segment because our Executive Vice President of Mexico Operations is responsible for Mexico's operations and its field support center. The Franchising segment's corporate costs are reported in the Franchising segment because the President of RAC Franchising International is responsible for that segment's operations and corporate functions. Certain corporate assets used to support our Core U.S., Acceptance Now and Mexico segments, including the land and building in which the corporate headquarters are located and related property assets, cash and prepaid expenses were also allocated historically to these operating segments based on segment revenue. In the following tables, corporate assets are reported separately to reconcile to the consolidated balance sheets. Management believes that these changes provide investors with a more precise view of field operations and corporate costs that accurately aligns with management's view of the business.

Table 6	Three Months Ended June 30,
	2015	2014
Revenues		Revised
Core U.S.	$593,496	$594,053
Acceptance Now	200,464	151,153
Mexico	16,337	17,658
Franchising	5,046	5,562
Total revenues	$815,343	$768,426

Table 7	Three Months Ended June 30,
	2015	2014
Gross profit		Revised
Core U.S.	$421,610	$432,491
Acceptance Now	103,896	89,869
Mexico	10,908	12,716
Franchising	2,115	1,948
Total gross profit	$538,529	$537,024

Table 8	Three Months Ended June 30,
	2015		2014
Operating profit (loss)			Revised
Core U.S.	$66,698	(1)	$60,193	(3)
Acceptance Now	31,696		27,255
Mexico	(7,179)	(2)	(6,482)
Franchising	991		417
Total segment operating profit	92,206		81,383
Corporate	(42,505)		(40,993)
Total operating profit	$49,701		$40,390
(1) Includes a $1.7 million charge for start-up expenses related to our sourcing and distribution initiative and a $0.6 million charge for the loss on the sale of six Core U.S. stores.
(2) Includes a $2.8 million charge related to the closure of 26 stores in Mexico.
(3) Includes a $4.4 million restructuring charge related to the consolidation of 150 stores.

Table 9	Three Months Ended June 30,
	2015	2014
Depreciation, amortization and write-down of intangibles		Revised
Core U.S.	$13,084	$14,496
Acceptance Now	799	676
Mexico	1,412	1,733
Franchising	46	51
Total segments	15,341	16,956
Corporate	5,056	3,672
Total depreciation, amortization and write-down of intangibles	$20,397	$20,628

Table 10	Three Months Ended June 30,
	2015	2014
Capital expenditures		Revised
Core U.S.	$5,435	$7,387
Acceptance Now	545	1,421
Mexico	10	1,393
Total segments	5,990	10,201
Corporate	22,634	8,141
Total capital expenditures	$28,624	$18,342

Table 11	On Rent at June 30,		Held for Rent at June 30,
	2015	2014	2015	2014
Rental merchandise, net		Revised		Revised
Core U.S.	$546,753	$537,488	$255,564	$216,115
Acceptance Now	343,330	296,133	5,852	8,139
Mexico	16,092	21,466	10,910	12,118
Total on rent rental merchandise, net	$906,175	$855,087	$272,326	$236,372

Table 12	June 30,
	2015	2014
Assets		Revised
Core U.S.	$2,477,554	$2,459,717
Acceptance Now	419,863	373,449
Mexico	46,701	72,047
Franchising	2,294	1,861
Total segments	2,946,412	2,907,074
Corporate	164,870	108,185
Total assets	$3,111,282	$3,015,259

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY - UNAUDITED

Table 13	Three Months Ended June 30, 2015
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,820	1,432	1	169	184	4,606
New location openings	—	48	10	—	3	61
Acquired locations remaining open	1	—	—	—	—	1
Conversions	—	(1)	1	—	—	—
Closed locations
Merged with existing locations	9	20	—	26	—	55
Sold or closed with no surviving location	9	—	—	—	—	9
Locations at end of period	2,803	1,459	12	143	187	4,604
Acquired locations closed and accounts merged with existing locations	6	—	—	—	—	6

Table 14	Three Months Ended June 30, 2014
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,997	1,355	—	173	178	4,703
New location openings	2	25	—	8	8	43
Acquired locations remaining open	1	—	—	—	—	1
Conversions	—	—	—	—	—	—
Closed locations
Merged with existing locations	144	21	—	5	—	170
Sold or closed with no surviving location	9	—	—	—	6	15
Locations at end of period	2,847	1,359	—	176	180	4,562
Acquired locations closed and accounts merged with existing locations	6	—	—	—	—	6